Term sheet No. 1522B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated March 1,2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated May 8, 2012; Rule 433

Eighteen-Month Digital Payment Securities Linked to the iShares® MSCI EAFE Index Fund due , 2013

The securities are designed for investors who seek a return linked, in the following manner, to the performance of the iShares® MSCI EAFE Index Fund (the “Fund”). If the Final Price is greater than or equal to the Initial Price, investors will be entitled to receive at maturity the Face Amount of securities plus a fixed payment of between $175.00 and $200.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities. If the Final Price is less than the Initial Price by not more than the Buffer Amount, investors will be entitled to receive at maturity the Face Amount of securities. However, if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, investors will be exposed to any decline in the Fund in excess of the Buffer Amount. The securities do not pay coupons or dividends and investors should be willing to lose up to 90.00% of their investment if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Any Payment at Maturity is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	On or before May 16, 2012
Issue Date	, 2012 (three business days after the Trade Date)
Final Valuation Date†	, 2013
Maturity Date†	, 2013 (three business days after the Final Valuation Date). The Maturity Date is expected to be eighteen months after the Issue Date.
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Fund	iShares® MSCI EAFE Index Fund (Ticker: EFA UP)
Issue Price	100% of the Face Amount
Digital Return Percentage	17.50%-20.00% (to be determined on the Trade Date)
Buffer Amount	10.00%
Fund Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price of the Fund on the Trade Date
Final Price	The Closing Price of the Fund on the Final Valuation Date
Closing Price	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement
Listing	The securities will not be listed on any securities exchange.
CUSIP	2515A1JV4
ISIN	US2515A1JV45
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	iShares® MSCI EAFE Index Fund (Ticker: RTY)
Issue Price:	100% of the Face Amount
Payment at Maturity:
If the Final Price is equal to or greater than the Initial Price, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Digital Return Percentage)

The maximum Payment at Maturity will be between $1,175.00 and $1,200.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities, regardless of whether the Final Price has increased from the Initial Price by more than the Digital Return Percentage.

If the Final Price is less than the Initial Price by not more than the Buffer Amount of 10.00%, you will be entitled to receive a cash payment equal to $1,000 per $1,000 Face Amount of securities.

If the Final Price is less than Initial Price by an amount greater than the Buffer Amount of 10.00%, you will lose 1.00% of the Face Amount of your securities for every 1.00% that the Final Price is less than the Initial Price in excess of 10.00%. Under these circumstances, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (Fund Return + Buffer Amount)]

You may lose up to $900 per $1,000 Face Amount of securities at maturity if the Fund Return is negative and the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 10.00%. Any Payment at Maturity is subject to the credit of the Issuer.

Digital Return Percentage:	17.50%-20.00% (to be determined on the Trade Date)
Buffer Amount:	10.00%
Fund Return:	Final Price – Initial Price Initial Price
Initial Price:	The Closing Price of the Fund on the Trade Date
Final Price:	The Closing Price of the Fund on the Final Valuation Date
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	On or before May 16, 2012
Issue Date:	, 2012 (three business days after the Trade Date)
Final Valuation Date†:	, 2013
Maturity Date†:	, 2013 (three business days after the Final Valuation Date). The Maturity Date is expected to be eighteen months after the Issue Date.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1JV4
ISIN:	US2515A1JV45
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

May 8, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

•	All references to “Initial Price” and “Final Price” in this term sheet shall be deemed to refer to “Initial Level” and “Final Level,” respectively, as defined in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performances for the Fund?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Fund from -100.00% to +100.00% and assumes an Initial Price of 50.00, a Buffer Amount of 10.00% and a Digital Return Percentage of 18.75%. The actual Initial Price, Buffer Amount and Digital Return Percentage will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Fund Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities
100.00	100.00%	$1,187.50	18.75%
95.00	90.00%	$1,187.50	18.75%
90.00	80.00%	$1,187.50	18.75%
85.00	70.00%	$1,187.50	18.75%
80.00	60.00%	$1,187.50	18.75%
75.00	50.00%	$1,187.50	18.75%
70.00	40.00%	$1,187.50	18.75%
65.00	30.00%	$1,187.50	18.75%
60.00	20.00%	$1,187.50	18.75%
57.50	15.00%	$1,187.50	18.75%
55.00	10.00%	$1,187.50	18.75%
52.50	5.00%	$1,187.50	18.75%
50.00	0.00%	$1,187.50	18.75%
47.50	-5.00%	$1,000.00	0.00%
45.00	-10.00%	$1,000.00	0.00%
40.00	-20.00%	$900.00	-10.00%
35.00	-30.00%	$800.00	-20.00%
30.00	-40.00%	$700.00	-30.00%
25.00	-50.00%	$600.00	-40.00%
20.00	-60.00%	$500.00	-50.00%
15.00	-70.00%	$400.00	-60.00%
10.00	-80.00%	$300.00	-70.00%
5.00	-90.00%	$200.00	-80.00%
0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Fund increases from the Initial Price of 50.00 to a Final Price of 65.00, resulting in an Fund Return of 30.00%. Because the Final Price is greater than the Initial Price, the investor will receive a Payment at Maturity of $1,187.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 18.75%) = $1,187.50

Example 2: The price of the Fund increases from the Initial Price of 50.00 to a Final Price of 55.00, resulting in an Fund Return of 10.00%. Because the Final Price is greater than the Initial Price, the investor will receive a Payment at Maturity of $1,187.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 18.75%) = $1,187.50

Example 3: The price of the Fund decreases from the Initial Price of 50.00 to a Final Price of 47.50, resulting in an Fund Return of -5.00%. Although the Final Price is less than the Initial Price, because the Final Price is less than the Initial Price by not more than the Buffer Amount of 10.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The price of the Fund decreases from the Initial Price of 50.00 to a Final Price of 25.00, resulting in an Fund Return of -50.00%. Because the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 10.00%, the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + [$1,000 x (-50.00% + 10.00%)] = $600.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — If the Final Price is greater than or equal to the Initial Price, your appreciation potential will be limited to the Digital Return Percentage of between 17.50% and 20.00% (to be determined on the Trade Date), resulting in a maximum Payment at Maturity of between $1,175.00 and $1,200.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your securities is protected against a decline in the Final Price, as compared to the Initial Price, of up to the Buffer Amount, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Amount of 10.00%, for every 1.00% decline beyond the Buffer Amount, you will lose 1.00% of the Face Amount of your securities. For example, an Index Return of -25.00% will result in a 15.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EAFE INDEX FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI EAFE Index Fund.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Index”). The iShares® MSCI EAFE Index Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES —In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be  capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the component stocks included in the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER AMOUNT, SUBJECT TO OUR CREDITWORTHINESS — The securities do not guarantee any return of your initial investment in excess of $100.00 per $1,000 Face Amount of securities. The return on the securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. Your investment will be exposed to any decline in the Fund in excess of the Buffer Amount. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE DIGITAL RETURN PERCENTAGE — If the Final Price is greater than or equal to the Initial Price, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the Digital Return Percentage of between 17.50% and 20.00% (to be determined on the Trade Date), regardless of the appreciation in the Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be between $1,175.00 and $1,200.00 (to be determined on the Trade Date) for every $1,000 Face Amount of securities. You will receive a return reflecting the Digital Return Percentage only if the Final Price is greater than or equal to the Initial Price. If the Final Price is less than the Initial Price by not more than the Buffer Amount, you will receive $1,000 per $1,000 Face Amount of securities. If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, your Payment at Maturity will be less than $1,000 per $1,000 Face Amount of securities, and you may lose up to 90.00% of your initial investment.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Fund would have.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market price of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchange. In addition, the market price of the Fund may differ from its NAV per share and the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE INDEX ARE DIFFERENT – The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR INDEPENDENTLY VERIFIED, ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the stocks held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the stocks held by the Fund or underlying the Index or any of the issuers of the stocks held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the stocks held by the Fund or underlying its Index and the issuers of the stocks held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE FUND — The return on your securities will probably not reflect the return you would realize if you directly invested in the Fund.

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IF THE PRICE OF THE FUND CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Fund. Changes in the market price of the Fund may not result in a comparable change in the value of your securities.

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PAST PERFORMANCE OF THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund over the term of the securities may bear little relation to the historical prices of the Fund and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund or whether the performance of the Fund will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE ISSUE DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Issue Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Issue Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Fund will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Fund;

•	the composition of the Fund and any changes to the component stocks underlying it;

•	interest rates and yields in the market generally and in the markets of the component stocks underlying the Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investing strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Closing Price of the Fund, including the Initial Price and Final Price. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. Deutsche Bank AG, as calculation agent, will determine the Final Price of the Fund and Payment at Maturity based on the Closing Prices of the Fund. The calculation agent may postpone the determination of the Final Price if a market disruption event occurs on the Final Valuation Date and such postponement may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked, as described herein, to the performance of the Fund;

•	You are willing to invest in the securities based on the Buffer Amount and Digital Return Percentage;

•	You are willing to lose up to 90.00% of your initial investment if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with this exposure to the Fund;

•	You seek an investment with uncapped upside return;

•	You are not willing to lose up to 90.00% of your initial investment if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount;

•	You are unwilling or unable to hold the securities to maturity;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI EAFE Index Fund based on the daily closing prices of the Fund from May 7, 2007 through May 7, 2012. The closing price of the Fund on May 7, 2012 was 52.65. We obtained the closing prices of the Fund below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Fund on the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of more than 10.00% of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.50% or $15.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for these offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Issue Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Issue Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.